Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of GlobalOptions Group, Inc. and Subsidiaries on Form SB-2 of our report dated April 3, 2006, with respect to our audits of the consolidated financial statements of GlobalOptions Group, Inc. and Subsidiaries as of December 31, 2005 and for each of the years ended December 31, 2005 and 2004, appearing in the Annual Report on Form 10-KSB of GlobalOptions Group, Inc and Subsidiaries for the year ended December 31, 2005. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP

New York, New York
August 8, 2006